Exhibit 21



                    SUBSIDIARIES OF THE COMPANY

 Espo's Inc. has three subsidiaries, as follows:

                                   State of        Names under which the
           Name                 Incorporation     subsidiary does business
 ------------------------------ -------------  -----------------------------

 Performance Interconnect Corp.     Texas      Performance Interconnect Corp.

 PC Dynamics Inc                    Texas      PC Dynamics Inc.

 Varga Investments, Inc.            Texas      Varga Investments, Inc.


 As of the date of the most recent audit PC Dynamics Inc. and Varga Investments, Inc., were subsidiaries of Performance Interconnect Corp., but as of the date of this filing they are direct subsidiaries of Espo's Inc.